Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Revolve Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-232010) on Form S-8 of Revolve Group, Inc. of our report dated February 26, 2020, with respect to the consolidated balance sheets of Revolve Group, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in members’/stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Revolve Group, Inc.

Our report refers to a change in the method of accounting for net sales and expected merchandise to be returned as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

KPMG LLP
/s/ KPMG LLP

Irvine, California
February 26, 2020